Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-202334 on Form S-3 and Registration Statements No. 333-01677, 333-75235, 333-37390, 333-85830, 333-85828, 333-85826, 333-85824, 333-85822, 333-85818, 333-85820, 333-108046, 333-120293, 333-145459, 333-154522, 333-154523, 333-159336, 333-129011, 222-164230, 333-212998 and 333-212999 of International Paper Company on Form S-8 of our report relating to the financial statements and supplemental schedule of the International Paper Company Hourly Savings Plan dated July 12, 2017, which report expresses an unqualified opinion and contains an explanatory paragraph related to the adoption of Financial Accounting Standards Board Accounting Standards Update (“ASU”) No. 2015-07, Fair Value Measurement (Topic 820): Disclosure for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent); Part II (Plan Investment Disclosures) of ASU No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965); and ASU No. 2017-06, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): Employee Benefit Plan Master Trust Reporting; appearing in the Annual Report on Form 11-K of International Paper Company Hourly Savings Plan for the year ended December 31, 2016.
Memphis, Tennessee
July 12, 2017